Exhibit 99.1

News	FOR IMMEDIATE RELEASE

Heidrick & Struggles Reports Third Quarter 2006 Financial Results

Revenue increased 13.7 percent; operating income increased 35.6 percent; operating margin improved to 14.1 percent

Integration of Highland Partners on target

CHICAGO (October, 31, 2006) — Heidrick & Struggles International, Inc. (NASDAQ: HSII), the world’s premier executive search and leadership consulting firm, today announced financial results for its third quarter ended September 30, 2006.

Consolidated net revenue of $124.6 million increased 13.7 percent from $109.6 million in the 2005 third quarter. The positive impact of changes in foreign currency exchange rates in the quarter, primarily in Europe, represented 1.8 percentage points of the growth. Net revenue grew 4.1 percent in the Americas, 23.4 percent in Europe (18.2 percent on a constant currency basis) and 42.8 percent in the Asia Pacific region. The total number of confirmed executive searches increased seven percent from the 2005 third quarter, and decreased seven percent sequentially, compared to the 2006 second quarter. The number of consultants increased to 343 as of September 30, 2006, compared to 335 at June 30, 2006, and 306 at September 30, 2005. Productivity, as measured by annualized revenue per executive search consultant, remained strong at $1.4 million and the average fee per executive search increased to $108,100.

Operating income was $17.6 million, representing an operating margin (measured as a percentage of net revenue) of 14.1 percent. This compares to operating income of $12.9 million in the 2005 third quarter. Excluding restructuring charges in both periods, which management believes more appropriately reflects core operations, operating income in the 2006 third quarter was $17.4 million and the operating margin was 14.0 percent, compared to 2005 third quarter operating income of $14.5 million and an operating margin of 13.3 percent. The year-over-year improvements in operating income and operating margin reflect continued efforts by the company to improve its operating cost structure, as well as the increase in operating leverage inherent in the company’s business model at higher net revenue levels.

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Kevin Kelly, chief executive officer, said, “We are pleased with the solid results achieved in the third quarter and for the first nine months of 2006 and believe that we are in a good position to meet our objectives for revenue growth and profitability for 2006. We welcomed the employees of Highland Partners on October 2 and we are actively managing a comprehensive plan for their integration, where the focus is on realizing revenue and operating synergies.”

Net income in the 2006 third quarter was $11.2 million and diluted earnings per share were $0.60, reflecting an effective tax rate of 41.9 percent. Comparisons to third quarter 2005 net income of $30.4 million and diluted earnings per share of $1.58 are not meaningful as those results reflected a significant non-cash tax benefit as a result of reversing a portion of the valuation allowance on certain U.S. deferred tax assets.

Consolidated salaries and employee benefits expense was $83.7 million, an increase of 17.4 percent from $71.3 million in the comparable quarter of 2005. As a percentage of net revenue, salaries and employee benefits were 67.2 percent for the quarter, compared to 65.0 percent in the year-ago period. The increase in compensation-related expenses in the 2006 third quarter is primarily a function of an increase in the number of consultants added during the last year, and also reflects higher bonus accruals based on the year-over-year increase in net revenue levels. Total stock-based compensation expense was $7.1 million during the quarter, including $0.7 million in stock option expense, compared to $3.9 million in last year’s third quarter.

Consolidated general and administrative expenses were $23.5 million, down 0.9 percent from $23.7 million reported in the comparable prior year period. As a percentage of net revenue, consolidated general and administrative expenses declined to 18.9 percent from 21.7 percent in the 2005 third quarter. The improvement reflects a continued focus on cost control, and operating leverage from higher revenue levels.

Net cash provided by operating activities was $44.3 million, compared to $38.3 million in last year’s third quarter. Cash, cash equivalents and short-term investments at September 30, 2006 were $197.4 million, compared to $193.9 million at September 30, 2005, and $159.8 million at June 30, 2006. On October 2, 2006, the company paid Hudson Highland Group, Inc. (NASDAQ: HHGP) $36.6 million to acquire substantially all of the assets of its executive search division, Highland Partners.

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The company was limited from repurchasing any of its common stock during the third quarter due to the discussions with Hudson Highland Group to acquire Highland Partners. As of September 30, 2006, $40.9 million remains authorized under the current $50 million stock repurchase program authorized in May 2006.

Regional Review for the 2006 Third Quarter

The Americas reported net revenue of $67.9 million, up 4.1 percent over the third quarter of 2005. The Consumer, Financial Services and Industrial groups were the largest contributors to revenue in this region. Operating income of $14.9 million was up 2.8 percent over last year’s third quarter. The 2006 third quarter operating margin was 22.0 percent compared to 22.3 percent last year, primarily reflecting higher fixed compensation cost related to increased consultant hiring in the last year. Consultant headcount in the Americas was 182 at September 30, 2006, an increase of 24 consultants since September 30, 2005.

In Europe, net revenue of $42.3 million increased 23.4 percent from the prior-year quarter, driven by strong performance in the Financial Services, Consumer and Industrial groups. On a constant currency basis, year-over-year net revenue growth in Europe would have been 18.2 percent. Operating income of $5.9 million increased 57.4 percent from last year’s third quarter and the operating margin improved to 13.8 percent from 10.9 percent in last year’s third quarter, reflecting continued cost containment initiatives and higher revenue levels. Consultant headcount in Europe was 121 at September 30, 2006, an increase of 14 consultants since September 30, 2005.

In Asia Pacific, record net revenue of $14.5 million increased 42.8 percent from the prior year quarter, driven by continued strong business across the region with especially strong growth in the Financial Services, Industrial, and Consumer industry groups. Operating income of $4.5 million was up 68.3 percent over last year’s third quarter and the operating margin of 30.7 percent increased from 26.1 percent in last year’s third quarter. Consultant headcount in the Asia Pacific region was 40 at September 30, 2006, compared to 41 consultants at September 30, 2005.

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Nine Month Results

For the nine months ended September 30, 2006, net revenue was $346.3 million, an 11.1 percent increase from $311.6 million in the first nine months of 2005. The effect of changes in foreign currency exchange rates on nine-month revenue results was negligible. Operating income in the first nine months of 2006 was $41.5 million, representing an operating margin of 12.0 percent, compared to operating income in the first nine months of 2005 of $11.5 million. Excluding restructuring charges in both periods, operating income for the first nine months of 2006 was $41.9 million and the operating margin was 12.1 percent, compared to operating income of $33.9 million in the 2005 period with a 10.9 percent operating margin. Net income for the first nine months of 2006 was $27.5 million and diluted earnings per share were $1.45, reflecting an effective tax rate of 40.3 percent. For the comparable period of 2005 net income of $32.3 million and diluted earnings per share of $1.62 included $22.4 million in restructuring charges and a non-cash tax benefit resulting from the reversal of a portion of the company’s valuation allowance on certain U.S. deferred tax assets.

2006 Annual Outlook Reflects Acquisition of Highland Partners’ Assets

The company has revised its 2006 annual guidance to reflect the integration of Highland Partners’ operations. For 2006, the company expects net revenue of between $465 million and $475 million, representing growth over 2005 net revenue of between 12.8 percent and 15.2 percent. The company expects the 2006 full-year operating margin to be in the range of 11 percent and 12 percent, reflecting the timing of spending associated with the integration, and the amortization of cash and equity retention bonuses for the former Highland consultants. Net income and earnings per share are expected to reflect a full-year effective tax rate of approximately 40 percent. The quarterly and full-year tax rate estimates can be significantly impacted by country-level results and can vary significantly by reporting period, as well as by discrete items that require immediate recognition in a particular quarter.

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Kelly added, “Looking beyond 2006, we are very excited about opportunities for accelerating profitable revenue growth. We have invested in the past year in strategic hiring and in our acquisition of Highland Partners, and we are committed to maximizing our return on those investments, which in turn should enhance our market leadership position around the world. In addition, we will be driven to find innovative ways to build upon our established executive search experience, to expand the distribution of our intellectual capital, to leverage our C-suite relationships through new partnerships, and to enhance our service offerings. Working closely together as one global firm, our common goal is to optimize how we service our clients in helping them to build world-class leadership teams.”

Quarterly Conference Call

Executives of Heidrick & Struggles will host a conference call to review third quarter 2006 results today, October 31, at 9:00 am (CDT). Participants may access the company’s call and supporting slides through the Internet at www.heidrick.com. For those unable to participate on the live call, a webcast and copy of the slides will be archived at www.heidrick.com and available for up to 30 days following the investor call.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles International, Inc. is the world’s premier provider of senior-level executive search and leadership consulting services, including talent management, board building, executive on-boarding and M&A effectiveness. For more than 50 years, we have focused on quality service and built strong leadership teams through our relationships with clients and individuals worldwide. Today, Heidrick & Struggles leadership experts operate from principal business centers in North America, Latin America, Europe and Asia Pacific. For more information about Heidrick & Struggles, please visit www.heidrick.com.

Safe Harbor Statement

This press release contains forward-looking statements. The forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. Factors that may affect

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the outcome of the forward-looking statements include, among other things: our ability to attract and retain qualified executive search consultants; the condition of the economies in the United States, Europe, or elsewhere; social or political instability in markets where we operate; the impact of foreign currency exchange rate fluctuations; price competition; the ability to forecast, on a quarterly basis, variable compensation accruals that ultimately are determined based on the achievement of annual results; delays or difficulties in integrating the Highland Partners search operations; an inability to achieve the planned cost savings from our cost-reduction initiatives; an inability to sublease or assign unused office space; our ability to realize our tax loss carryforwards; the timing of any deferred tax asset valuation allowance reversals; the mix of profit and loss by country; an impairment of our goodwill and other intangible assets; and delays in the development and/or implementation of new technology and systems. Our reports filed with the U.S. Securities and Exchange Commission also include information on factors that may affect the outcome of forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts

Investors & Analysts:

Julie Creed, VP, Investor Relations: +1 312 496 1774 or jcreed@heidrick.com

Media:

Eric Sodorff, Director, Communications: +1 312 496 1613 or esodorff@heidrick.com

Joe Poulos, VP, Edelman: +1 312 240 2719 or joe.poulos@edelman.com

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Heidrick & Struggles International, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2006	December 31, 2005
	(Unaudited)
Current assets:
Cash and cash equivalents	$137,399	$203,689
Short-term investments	60,000	—
Accounts receivable, net of allowance for doubtful accounts	84,570	53,334
Other receivables	5,181	4,463
Prepaid expenses	10,614	8,178
Income taxes recoverable, net	5,777	3,536
Deferred income taxes, net	7,090	8,579

Total current assets	310,631	281,779

Non-current assets:
Property and equipment, net	18,413	21,104
Assets designated for retirement and pension plans	29,807	26,727
Investments	3,173	1,839
Other non-current assets	6,465	5,216
Goodwill	47,717	46,655
Other intangible assets, net	5,831	6,239
Deferred income taxes, net	22,001	21,363

Total non-current assets	133,407	129,143

Total assets	$444,038	$410,922

Current liabilities:
Accounts payable	$5,293	$6,019
Accrued salaries and employee benefits	111,516	84,169
Other accrued liabilities	28,996	25,314
Current portion of accrued restructuring charges	3,279	6,313

Total current liabilities	149,084	121,815

Non-current liabilities:
Retirement and pension plans	35,442	31,446
Non-current portion of accrued restructuring charges	10,287	12,297
Other non-current liabilities	8,231	7,879

Total non-current liabilities	53,960	51,622

Stockholders’ equity	240,994	237,485

Total liabilities and stockholders’ equity	$444,038	$410,922

Heidrick & Struggles International, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,
	2006	2005	$ Change	% Change
Revenue:
Revenue before reimbursements (net revenue)	$124,636	$109,605	$15,031	13.7%
Reimbursements	6,268	4,339	1,929	44.5%

Total revenue	130,904	113,944	16,960	14.9%
Operating expenses:
Salaries and employee benefits	83,697	71,291	12,406	17.4%
General and administrative expenses	23,525	23,732	(207)	-0.9%
Reimbursed expenses	6,268	4,393	1,875	42.7%
Restructuring charges	(149)	1,580	(1,729)

Total operating expenses	113,341	100,996	12,345	12.2%

Operating income	17,563	12,948	4,615	35.6%
Non-operating income (expense):
Interest income	1,412	1,539
Interest expense	(18)	(18)
Net realized and unrealized gains on equity and warrant portfolio	319	426
Other, net	(83)	43

Net non-operating income	1,630	1,990

Income before income taxes	19,193	14,938

Provision for (benefit from) income taxes	8,042	(15,458)

Net income	$11,151	$30,396

Basic earnings per common share	$0.64	$1.63	$(0.99)	NM
Basic weighted average common shares outstanding	17,462	18,694	(1,232)	-6.6%
Diluted earnings per common share	$0.60	$1.58	$(0.98)	NM
Diluted weighted average common shares outstanding	18,455	19,269	(814)	-4.2%

Salaries and employee benefits as a percentage of net revenue	67.2%	65.0%		2.2%
General and administrative expense as a percentage of net revenue	18.9%	21.7%		-2.8%
Operating income as a percentage of net revenue	14.1%	11.8%		2.3%
Operating income as a percentage of net revenue (excluding restructuring)	14.0%	13.3%		0.7%
Effective tax rate	41.9%	NM		NM

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

	Three Months Ended September 30,
	2006	2005	$ Change	% Change	2006 Margin *	2005 Margin *
Revenue:
Americas	$67,855	$65,181	$2,674	4.1%
Europe	42,278	34,267	8,011	23.4%
Asia Pacific	14,503	10,157	4,346	42.8%

Revenue before reimbursements (net revenue)	124,636	109,605	15,031	13.7%
Reimbursements	6,268	4,339	1,929	44.5%

Total revenue	$130,904	$113,944	$16,960	14.9%

Operating Income:
Americas	$14,919	$14,511	$408	2.8%	22.0%	22.3%
Europe	5,852	3,718	2,134	57.4%	13.8%	10.9%
Asia Pacific	4,456	2,648	1,808	68.3%	30.7%	26.1%

Total regions	25,227	20,877	4,350	20.8%	20.2%	19.0%
Corporate	(7,813)	(6,349)	(1,464)	-23.1%

Operating income before restructuring charges	17,414	14,528	2,886	19.9%	14.0%	13.3%
Restructuring charges	149	(1,580)	1,729

Operating income	$17,563	$12,948	$4,615

*	Margin based on revenue before reimbursements (net revenue).

Heidrick & Struggles International, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Nine Months Ended September 30,
	2006	2005	$ Change	% Change
Revenue:
Revenue before reimbursements (net revenue)	$346,290	$311,560	$34,730	11.1%
Reimbursements	16,835	15,735	1,100	7.0%

Total revenue	363,125	327,295	35,830	10.9%

Operating expenses:
Salaries and employee benefits	234,841	207,257	27,584	13.3%
General and administrative expenses	69,529	70,375	(846)	-1.2%
Reimbursed expenses	16,835	15,735	1,100	7.0%
Restructuring charges	406	22,417	(22,011)

Total operating expenses	321,611	315,784	5,827	1.8%

Operating income	41,514	11,511	30,003	260.6%
Non-operating income (expense):
Interest income	4,666	3,960
Interest expense	(39)	(359)
Net realized and unrealized gains on equity and warrant portfolio	434	230
Other, net	(534)	1,161

Net non-operating income	4,527	4,992

Income before income taxes	46,041	16,503

Provision for (benefit from) income taxes	18,574	(15,786)

Net income	$27,467	$32,289

Basic earnings per common share	$1.52	$1.70	$(0.18)	NM
Basic weighted average common shares outstanding	18,024	18,957	(933)	-4.9%
Diluted earnings per common share	$1.45	$1.62	$(0.17)	NM
Diluted weighted average common shares outstanding	18,957	19,886	(929)	-4.7%

Salaries and employee benefits as a percentage of net revenue	67.8%	66.5%		1.3%
General and administrative expense as a percentage of net revenue	20.1%	22.6%		-2.5%
Operating income as a percentage of net revenue	12.0%	3.7%		8.3%
Operating income as a percentage of net revenue (excluding restructuring)	12.1%	10.9%		1.2%
Effective tax rate	40.3%	NM		NM

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

	Nine Months Ended September 30,
	2006	2005	$ Change	% Change	2006 Margin *	2005 Margin *
Revenue:
Americas	$191,766	$179,060	$12,706	7.1%
Europe	118,141	102,679	15,462	15.1%
Asia Pacific	36,383	29,821	6,562	22.0%

Revenue before reimbursements (net revenue)	346,290	311,560	34,730	11.1%
Reimbursements	16,835	15,735	1,100	7.0%

Total revenue	$363,125	$327,295	$35,830	10.9%

Operating Income:
Americas	$40,775	$39,174	$1,601	4.1%	21.3%	21.9%
Europe	12,614	5,789	6,825	117.9%	10.7%	5.6%
Asia Pacific	9,926	7,389	2,537	34.3%	27.3%	24.8%

Total regions	63,315	52,352	10,963	20.9%	18.3%	16.8%
Corporate	(21,395)	(18,424)	(2,971)	-16.1%

Operating income before restructuring charges	41,920	33,928	7,992	23.6%	12.1%	10.9%
Restructuring charges	(406)	(22,417)	22,011

Operating income	$41,514	$11,511	$30,003

*	Margin based on revenue before reimbursements (net revenue).

Heidrick & Struggles International, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2006	2005
Cash flows from operating activities:
Net income	$27,467	$32,289
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	7,361	8,628
Deferred income taxes	850	(16,366)
Net realized and unrealized gains on equity and warrant portfolio	(434)	(230)
Stock-based compensation expense, net	18,271	10,074
Restructuring charges	406	22,417
Cash paid for restructuring charges	(5,450)	(28,625)
Changes in assets and liabilities:
Trade and other receivables	(29,932)	(23,680)
Accounts payable	(849)	(5,182)
Accrued expenses	25,485	31,188
Income taxes recoverable and payable, net	(2,393)	(11,485)
Other assets and liabilities, net	(1,409)	(5,043)

Net cash provided by operating activities	39,373	13,985

Cash flows from investing activities:
Capital expenditures	(3,556)	(4,468)
Proceeds from sales of equity securities	929	1,769
Payments to consultants related to sales of equity securities	(625)	(18,202)
Proceeds from sales of short-term investments	72,500	176,925
Purchases of short-term investments	(132,500)	(112,600)
Other, net	64	112

Net cash provided by (used in) investing activities	(63,188)	43,536

Cash flows from financing activities:
Proceeds from stock options exercised	4,023	8,050
Purchases of treasury stock	(49,460)	(27,498)
Excess tax benefits and accruals related to stock-based compensation	2,289	—
Other	247	—

Net cash used in financing activities	(42,901)	(19,448)

Effect of foreign currency exchange rates on cash and cash equivalents	426	(2,590)

Net increase (decrease) in cash and cash equivalents	(66,290)	35,483

Cash and cash equivalents:
Beginning of period	203,689	98,428

End of period	$137,399	$133,911

Heidrick & Struggles International, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended September 30,
	2006	2005
Cash flows from operating activities:
Net income	$11,151	$30,396
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,289	2,672
Deferred income taxes	303	(18,512)
Net realized and unrealized gains on equity and warrant portfolio	(319)	(426)
Stock-based compensation expense, net	7,100	3,947
Restructuring charges	(149)	1,580
Cash paid for restructuring charges	(1,006)	(8,546)
Changes in assets and liabilities:	—
Trade and other receivables	(6,207)	850
Accounts payable	363	(548)
Accrued expenses	29,760	27,308
Income taxes recoverable and payable, net	1,069	542
Other assets and liabilities, net	(52)	(975)

Net cash provided by operating activities	44,302	38,288

Cash flows from investing activities:
Capital expenditures	(2,229)	(1,343)
Proceeds from sales of equity securities	532	456
Payments to consultants related to sales of equity securities	(413)	(198)
Proceeds from sales of short-term investments	12,501	20,050
Purchases of short-term investments	(22,501)	(10,050)
Other, net	17	71

Net cash provided by (used in) investing activities	(12,093)	8,986

Cash flows from financing activities:
Proceeds from stock options exercised	1,239	2,590
Purchases of treasury stock	(3,924)	—
Excess tax benefits and accruals related to stock-based compensation	507	—
Other	(68)	—

Net cash provided by (used in) financing activities	(2,246)	2,590

Effect of foreign currency exchange rates on cash and cash equivalents	(2,329)	371

Net increase in cash and cash equivalents	27,634	50,235

Cash and cash equivalents:
Beginning of period	109,765	83,676

End of period	$137,399	$133,911

Supplemental schedule of noncash financing activities:
Total value of treasury stock purchases	$—	$—
Cash paid for treasury stock purchases	(3,924)	—

Change in accrued treasury stock purchases	$(3,924)	$—